EXHIBIT 10.1



                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                          SINCLAIR COMMUNICATIONS, INC.


                                       AND


                             THE SOLE STOCKHOLDER OF
                              GRANT TELEVISION INC.
                            AND GRANT TELEVISION INC.

                                TABLE OF CONTENTS


1.       DEFINITIONS ..........................................................................................   2
2.       SALE OF SHARES/EXCLUDED ASSETS .......................................................................   2
         2.1.     Sale of Shares ..............................................................................   2
         2.2.     Redemption of Shares ........................................................................   2
         2.3.     Retirement of Phantom Shares ................................................................   2
         2.4.     Retirement of the Warrants ..................................................................   2
         2.5.     Excluded Assets .............................................................................   3
3.       PURCHASE PRICE .......................................................................................   3
         3.1.     Payment .....................................................................................   3
         3.2.     Manner of Determining Net Financial Assets ..................................................   4
4.       CLOSING ..............................................................................................   6
5.       REPRESENTATIONS AND WARRANTIES OF SELLERS ............................................................   6
         5.1.     Representations as to Shares, Etc ...........................................................   6
         5.2.     Representations and Warranties as to the Company ............................................   7
                  a.     Organization and Good Standing .......................................................   7
                  b.     Capitalization .......................................................................   8
                  c.     No Conflicts .........................................................................   8
                  d.     Real Property ........................................................................   8
                  e.     Tangible Personal Property ...........................................................   9
                  f.     Financial Statements .................................................................  10
                  g.     FCC ..................................................................................  12
                  h.     Intellectual Property ................................................................  13
                  i.     Employee Benefit Plans ...............................................................  13
                  j.     Labor ................................................................................  17
                  k.     Insurance ............................................................................  18
                  l.     Material Contracts ...................................................................  18
                  m.     Compliance with Laws .................................................................  19
                  n.     Litigation ...........................................................................  19

                  o.     No Brokers ...........................................................................  19
                  p.     Consents .............................................................................  19
                  q.     Environmental ........................................................................  20
                  r.     Tax Matters ..........................................................................  21
                  s.     Dividends ............................................................................  23
                  t.     Accounts Receivable ..................................................................  23
6.       REPRESENTATIONS AND WARRANTIES OF PURCHASER ..........................................................  24
         6.1.     Organization and Good Standing ..............................................................  24
         6.2.     Execution and Effect of Agreement ...........................................................  24
         6.3.     No Conflicts ................................................................................  24
         6.4.     Consents ....................................................................................  25
         6.5.     Litigation ..................................................................................  25
         6.6.     No Brokers ..................................................................................  25
         6.7.     Acquisition of Stock for Investment .........................................................  25
         6.8.     Financial Capability; No Financing Condition ................................................  25
7.       LIMITATION AND SURVIVAL ..............................................................................  25
         7.1.     Limitation; Survival ........................................................................  25
8.       TAX MATTERS ..........................................................................................  26
         8.1.     Section 338 Election ........................................................................  26
         8.2.     Apportionment ...............................................................................  26
         8.3.     Cooperation in Tax Matters ..................................................................  26
         8.4.     Certain Taxes ...............................................................................  26
         8.5.     Preparation and Filing of Tax Returns .......................................................  26
9.       ADDITIONAL COVENANTS AND UNDERTAKINGS ................................................................  27
         9.1.     Further Assurances and Assistance ...........................................................  27
         9.2.     Access to Information .......................................................................  27
         9.3.     Conduct of Business Prior to Closing ........................................................  28
         9.4.     H-S-R Act ...................................................................................  30
         9.5.     FCC Application .............................................................................  31
         9.6.     Books and Records ...........................................................................  31
         9.7.     Control of Station ..........................................................................  31
         9.8.     Employee Matters ............................................................................  31

         9.9.     Interruption of Broadcast Transmission ......................................................  32
         9.10.    Non-Solicitation ............................................................................  33
         9.11.    Grant II Spin-off ...........................................................................  34
10.      INDEMNIFICATION ......................................................................................  34
         10.1.    Indemnification of Purchaser by Seller ......................................................  34
         10.2.    Indemnification of Seller by Purchaser ......................................................  35
         10.3.    Limitations and Other Provisions Regarding Indemnification Obligations ......................  35
         10.4.    Notice of Claim /Defense of Action ..........................................................  37
11.      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARTIES TO CLOSE ..........................................  38
         11.1.    Conditions Precedent to the Obligation of Purchaser .........................................  38
         11.2.    Conditions Precedent to the Obligation of Seller ............................................  40
12.      DELIVERIES AT THE CLOSING ............................................................................  41
         12.1.    Deliveries by Seller ........................................................................  41
         12.2.    Deliveries by Purchaser .....................................................................  42
13.      EXPENSES .............................................................................................  43
         13.1.    Expenses ....................................................................................  43
14.      TERMINATION ..........................................................................................  43
         14.1     Termination .................................................................................  43
         14.2     Procedure and Effect of Termination .........................................................  44
15.      NOTICES ..............................................................................................  46
16.      MISCELLANEOUS ........................................................................................  48
         16.1.    Headings ....................................................................................  48
         16.2.    Schedules and Exhibits ......................................................................  48
         16.3.    Execution in Counterparts ...................................................................  49
         16.4.    Entire Agreement ............................................................................  49

         16.5.    Governing Law ...............................................................................  49
         16.6.    Modification ................................................................................  49
         16.7.    Successors and Assigns ......................................................................  49
         16.8.    Waiver ......................................................................................  49
         16.9.    Severability ................................................................................  50
         16.10.   Announcements ...............................................................................  50
         16.11.   Specific Performance ........................................................................  50
         16.12    Third Party Beneficiaries ...................................................................  50
         16.13    Interpretation ..............................................................................  50



ANNEX 1           --            Definitions

ANNEX 2           --            Seller' s Stock

ANNEX 3           --            Phantom Stockholders

ANNEX 4           --            Warrant Holders

ANNEX 5           --            Payment to Communications Equity Associates

ANNEX 6           --            Company Lenders


EXHIBITS

A                               -       Deposit Escrow Agreement
B                               -       Indemnification Escrow Agreement
C                               -       Time Brokerage Agreement
D                               -       Form of Opinion - Seller's Counsel
E                               -       Form of Sublease
F                               -       Stock Purchase Warrants
G                               -       Warrant Redemption Agreement and Phantom
                                        Stock Payout Agreements
H                               -       Consent and Agreement
I                               -       Form of Opinion - Purchaser's Counsel
J                               -       Redemption and Contribution Agreement

SCHEDULES

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of this _____ day of _______________, 2000, is entered into by and among Sinclair Communications, Inc., a Maryland corporation ("Purchaser"), Milton Grant ("Seller"), the sole shareholder of Grant Television Inc., a Delaware corporation (the "Company"), and the Company.

                                   WITNESSETH:

         WHEREAS, Seller owns all of the issued and outstanding shares of capital stock (the "Stock") of the Company; and

         WHEREAS, the Company is the owner of the assets and operator of WNYO-TV, Channel 49, in the Buffalo, New York market (the "Station"); and

         WHEREAS, the Company holds the licenses granted by the Federal Communications Commission (the "FCC") pursuant to which the Station is permitted to operate (the "FCC Licenses"); and

         WHEREAS, the Company intends to transfer the FCC Licenses to Grant Television II LLC ("Grant II") immediately prior to the Closing (as defined herein) of the transactions contemplated by this Agreement; and

         WHEREAS, following the foregoing transfer the Company intends to distribute all of the membership interests of Grant II held by the Company to Seller in redemption of a portion of the issued and outstanding shares of Stock held by Seller; and

         WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the remaining issued and outstanding shares of Stock held by Seller; and

         WHEREAS, Grant II and New York Television, Inc. have entered into an Asset Purchase Agreement (the "Grant II APA") of even date herewith, pursuant to which New York Television, Inc. shall purchase the FCC Licenses and other assets from Grant II (collectively, the "License Assets").

         NOW, THEREFORE, for the purpose of consummating the above transaction and in consideration of the promises and mutual covenants herein contained, Seller and Purchaser hereby agree as follows:


                                    SECTION 1

                                   DEFINITIONS

         As used in this Agreement, capitalized terms shall have the meanings specified in the text hereof or on Annex 1 hereto (which is incorporated herein by reference), which meanings shall be applicable to both the singular and plural forms of the terms defined.


                                    SECTION 2

                         SALE OF SHARES/EXCLUDED ASSETS

         2.1. SALE OF SHARES. At the Closing, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, that number and class of shares of Stock as is set forth as shares to be purchased opposite the name of Seller in Annex 2 hereto.

         2.2. REDEMPTION OF SHARES. At the Closing, the Company shall distribute all of its membership interests of Grant II to Seller in redemption of that number and class of shares of Stock as is set forth as shares to be redeemed opposite the name of Seller in Annex 2 hereto.

         2.3. RETIREMENT OF PHANTOM SHARES. As provided in Section 3.1(3), Purchaser shall pay to the individuals and entities listed on Annex 3 as part of the Purchase Price the amount set forth next to each individual's or entity's name on Annex 3 hereto and the rights of the holders of the Phantom Shares shall be terminated.

         2.4. RETIREMENT OF THE WARRANTS. At the Closing, Purchaser shall pay to the individuals and/or entities listed on Annex 4 the amounts set forth on Annex 4, the Company shall distribute to those individuals and/or entities warrants issued by Grant II, and the Warrants shall be cancelled.

         2.5. EXCLUDED ASSETS. Notwithstanding anything to the contrary in this Agreement, the following assets (collectively, the "Excluded Assets") of the Company shall be transferred to Grant II at or prior to the Closing hereunder:

                  (a)      the FCC Licenses, and

                  (b)      the License Assets as defined in the Grant II APA.


                                    SECTION 3

                                 PURCHASE PRICE

         3.1. PAYMENT. In consideration for the sale of the Stock and the other transactions described herein, Purchaser shall pay the aggregate amount of Forty Eight Million Dollars $48,000,000.00 (the "Purchase Price"), payable as follows:

                           (1)  Three  Million  Six  Hundred   Thousand  Dollars
($3,600,000.00) simultaneously with the execution and delivery of this Agreement, to be held in escrow by First Union National Bank as Escrow Agent pursuant to the Escrow Agreement in the form of Exhibit A hereto (the "Deposit Escrow Agreement"). At the Closing, Purchaser and Seller shall cause such Three Million Six Hundred Thousand Dollars ($3,600,000.00) to be released to the Seller and shall cause any interest or other additional amounts in such escrow to be released to Purchaser;

                           (2)  One  Million  Dollars   ($1,000,000.00)  at  the
Closing, to be held in Escrow (the "Indemnification Escrow") by First Union National Bank as Escrow Agent pursuant to the Indemnification Escrow Agreement in the form of Exhibit B hereto (the "Indemnification Escrow Agreement"); and

                           (3) On the first Business Day  immediately  following
the Closing Date to the holders of the Phantom Stock rights as indicated on Annex 3 in the amounts set forth on Annex 3; and

                           (4)  At  the  Closing,   to   Communications   Equity
Associates as broker for Seller in the amount set forth on Annex 5;

                           (5) At the Closing to the Company's Lenders listed on
Annex 6 in the amounts to be provided to the Company by the Company's Lenders at the Closing;

                           (6) At the Closing,  to the Warrant Holders listed on
Annex 4 in the amount set forth on Annex 4;

                           (7) At the Closing,  the Purchase  Order Amount shall
be paid to Acrodyne Communications, Inc. ("Acrodyne");

                           (8) the balance of the Purchase  Price at the Closing
to Seller as decreased by (i) the Working Capital Shortfall, if any, and (ii) the amount of any advertising time remaining to be run under the Station's trade agreements as of the Closing Date exceeds by more than Fifty Thousand Dollars ($50,000.00) the fair market value of such trade agreements to be received by the Station.

                  3.1.1. The payments required by Sections 3.1(1) through 3.1(8) shall be made by wire transfer of federal or other immediately available United States funds to the accounts specified by the Seller no less than two (2) Business Days prior to the Closing.

         3.2. MANNER OF DETERMINING NET FINANCIAL ASSETS. The Purchase Price shall be adjusted as provided by this Section 3.2 with the following procedures:

                           (i) If on the Closing Date the Net  Financial  Assets
of the Company are less than Seven Hundred Fifty Thousand Dollars ($750,000.00) (the "Working Capital Shortfall"), the Purchase Price shall be decreased by the amount of the Working Capital Shortfall.

                           (ii) Seller  shall  prepare and deliver to  Purchaser
not later than five (5) days before the Closing a preliminary settlement statement for Purchaser's approval (which approval shall not be unreasonably withheld) which shall set forth Seller's good faith estimate of the Net
Financial Assets. The preliminary settlement statement shall (A) contain all information reasonably necessary to determine the Net Financial Assets to the extent such can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Purchaser, and (B) be certified by Seller to be true and complete to Seller's knowledge as of the date thereof.

                           (iii)  Not later  than  ninety  (90)  days  after the
Closing Date, Purchaser will deliver to Seller a statement setting forth Purchaser's determination of the Net Financial Asset calculation. Purchaser's statement (A) shall contain all information reasonably necessary to determine the Net Financial Assets and such other information as may be reasonably requested by Seller, and (B) shall be certified by Purchaser to be true and complete to Purchaser's Knowledge as of the date thereof. If Seller disputes the amount of such Net Financial Asset calculation determined by Purchaser, he shall deliver to Purchaser within thirty (30) days after receipt of Purchaser's statement, a statement setting forth his determination of the amount of such Net Financial Asset calculation. If Seller notifies Purchaser of its acceptance of Purchaser's statement, or if Seller fails to deliver his statement within the thirty (30) day period specified in the preceding sentence, Purchaser's determination of the Net Financial Asset calculations shall be conclusive and binding on the parties as of the last day of the thirty (30) day period.

                           (iv)  Purchaser  and  Seller  shall  use  good  faith
efforts to resolve any dispute involving the determination of the Net Financial Asset calculation. If the parties are unable to resolve the dispute within forty five (45) days following the delivery of all of Purchaser's statements to be provided pursuant to Section 3.2(iii) after the Closing, Purchaser and Seller shall jointly designate an independent certified public accounting firm of national standing which has not regularly provided services to the Purchaser, Seller, or the Company in the last three (3) years, and who shall be knowledgeable and experienced in the operation of television broadcasting stations, to resolve the dispute. If the parties are unable to agree on the designation of an independent certified public accounting firm, the selection of the accounting firm to resolve the dispute shall be submitted to arbitration to be held in Buffalo, New York, in accordance with the commercial arbitration rules of the American Arbitration Association. The accounting firm's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any fees of this accounting firm and, if necessary, for arbitration to select such accountant, shall be divided equally between the parties.

                           (v) Once a final  resolution  as to the Net Financial
Assets calculation has been made, Seller shall cause to be paid to Purchaser any amount determined by such final resolution to be due and owing to Purchaser. In the event Seller does not make the payment required by this Section 3.2(v) within five (5) Business days from the date of such final determination, Purchaser shall have the right to payment of such amount from the Indemnification Escrow, and Seller shall execute such documentation as is necessary to instruct the Escrow Agent to release such payment to the

Purchaser from the Indemnification Escrow; provided, however, that Seller shall replenish the Indemnification Escrow in the amount so paid to Purchaser within five (5) days after any distribution to Purchaser under this Section 3.2(v).


                                    SECTION 4

                                     CLOSING

         4.1. The closing of the transaction contemplated by this Agreement (the "Closing"), subject to fulfillment or waiver of the conditions set forth in
Section 11 hereof, shall be held at the offices of Thomas & Libowitz, P.A., Suite 1100, 100 Light Street, Baltimore, Maryland 21202, at 10:00 A.M. local time (but shall be deemed to have occurred at the close of business on the immediately preceding day), on the later to occur of (a) five Business Days after all applicable waiting periods under the H-S-R Act shall have expired or terminated, (b) five Business Days after the FCC Application has been approved, or (c) the parties mutually agree upon a different date or location (the actual date of Closing being the "Closing Date"); provided, however, that, in the event Closing pursuant to (a) or (b) above would be scheduled for a Business Day after the fifteenth (15th) day of any month, then Purchaser, at its sole election, may postpone the Closing to the first (1st) Business Day of the immediately succeeding month.


                                    SECTION 5

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         5.1. REPRESENTATIONS AS TO SHARES, ETC.

                  a. Seller hereby  represents  and warrants to Purchaser  that:
(i) Seller holds of record and owns beneficially all of the shares of the Stock set forth on Annex 2 hereto free and clear of any lien, security interest, pledge or encumbrance other than those set forth on Schedule 5.1 hereof, all of which will be released at or before the Closing; (ii) upon transfer of the Stock set forth on Annex 2 hereto to Purchaser at the Closing, Purchaser will have legal and equitable title to such Stock, free and clear of any lien, security interest, pledge or encumbrance (other than any created by or on behalf of Purchaser); (iii) Seller has full power and authority to enter into this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller;

(iv) this Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or equity;
(v) Seller's shares of Stock are not subject to any option(s), warrant(s), voting trusts, outstanding proxies, registration rights agreement(s), or other agreements regarding voting rights (other than those reflected in Schedule 5.1); and (vi) subject to the approvals contemplated by this Agreement, neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby by Seller will (a) violate any provision of applicable law, rule or regulation, which violation would prevent or interfere with Seller's ability to perform its obligations hereunder, or (b) conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree, or any agreement, indenture, mortgage or instrument to which Seller is a party or to which its property is subject, or constitute a default thereunder, where such conflict, breach, right of termination, acceleration or default would prevent or materially interfere with Seller's ability to perform hereunder.

                  b. Other than for Communications Equity Associates whose fee is the sole obligation of Seller and shall be paid by Seller at Closing, neither Seller nor anyone acting on behalf of Seller has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the sale of the Stock and the transactions contemplated by this Agreement.

         5.2. REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY.

         Seller and the Company, jointly and severally, hereby represent and warrant to Purchaser as to the Company as follows:

                           a.  ORGANIZATION AND GOOD STANDING.  The Company is a
corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to carry on its business as it is now being conducted and to own and use the assets owned and used by it. The Company is qualified as a foreign corporation in the State of New York and the State of Florida. The Company does not own any direct or indirect subsidiaries.

                           b.  CAPITALIZATION.  The authorized  capital stock of
the Company consists of two classes of common stock, the first consisting of Five Thousand (5,000) shares of Class A Common Stock, par value of $.01 per share, and the second consisting of Five Thousand (5,000) shares of Class B Common Stock, par value of $.01 per share. The issued and outstanding shares thereof are as described on Annex 2. All the outstanding shares of the Stock have been validly issued and are fully paid and nonassessable and are held of record by the Seller as set forth on Annex 2 hereto. Except as described on Annex 2, (i) no shares of capital stock of the Company are held in treasury, (ii) there are no other issued or outstanding equity securities of the Company, (iii) there are no outstanding stock appreciation rights, phantom stock rights, profit participation rights, or other similar rights with respect to shares; (iv) there are no other issued or outstanding securities of the Company convertible or exchangeable at any time into equity securities of the Company; and (v) the Company is not subject to any commitment or obligation that would require the issuance or sale of additional shares of capital stock of the Company at any time under options, subscriptions, warrants, rights or any other obligations. The Company does not have any subsidiaries and does not have any equity interest in any corporation, partnership, limited liability company, joint venture or other entity.

                           c. NO  CONFLICTS.  Except as  described  on  Schedule
5.2c, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the articles of incorporation or by-laws of the Company, (ii) violate any provision of applicable law, rule and regulation, or (iii) conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree, or any material agreement, indenture, mortgage or instrument to which the Company is a party or to which its property is subject, or constitute a default thereunder.

                           d. REAL  PROPERTY.  Schedule 5.2d contains a complete
description of all Leased Real Property (including street address, owner, and the Company's use thereof). The Company owns no Owned Real Property. The Real Property Interests listed on Schedule 5.2d comprise all interests in real property currently used by the Company and necessary to conduct the Business and operations of the Station as now conducted. Except as described on Schedule 5.2d, the Company has good title to all Real Property Interests free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, encroachments, leases, charges, and other claims and encumbrances, which restricts the Company's interest in, or use of, the Real Property Interests, except for Permitted Encumbrances. Each leasehold or subleasehold interest is included as a Material Contract on Schedule 5.2l and is legal, valid, binding, enforceable, and in full force and effect. The Company is not in default, violation, or breach under any lease or sublease, and no event has occurred and is continuing that constitutes (with notice or passage of time or both) a default, violation, or breach thereunder.

To the Company's Knowledge, the Company has not received any notice of a default, offset, or counterclaim under any lease or sublease with respect to any of the Real Property Interests. The Company enjoys peaceful and undisturbed possession of the Real Property Interests; and so long as the Company fulfills its obligations under the lease therefor, the Company has enforceable rights to nondisturbance and quiet enjoyment against its lessor or sublessor and, except as set forth in Schedule 5.2d, no third party holds any interest in the leased premises with the right to foreclose upon Seller's leasehold or subleasehold interest. To the Company's Knowledge, the Company has legal and practical access to all of the Real Property Interests. Except as otherwise disclosed in Schedule 5.2d all towers, guy anchors, ground radials, and buildings and other improvements included in the Real Property Interests are located entirely on the Real Property Interests listed in Schedule 5.2d. All Real Property Interests (including the improvements thereon) (a) are in good condition and repair consistent with its current use, (b) are available for immediate use in the conduct of the Business and operations of the Station, and (c) comply in all material respects with all applicable material building or zoning codes and the regulations of any governmental authority having jurisdiction, except to the extent that the current use by the Company, while permitted, constitutes or would constitute a "nonconforming use" under current zoning or land use regulations. No eminent domain or condemnation proceedings are pending or, to the Company's Knowledge, threatened with respect to any of the Real Property Interests.

                           e. TANGIBLE PERSONAL  PROPERTY.  Except for the items
described in Schedule 5.2e, all of which will be released at or before Closing, the Company owns and has good title to each item of tangible personal property, and none of the tangible personal property owned by the Company is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for Permitted Encumbrances. With allowance for normal repairs, maintenance, wear and obso-lescence, each material item of tangible personal property is in good operating condition and repair, and is available for immediate use in the Business and operation of the Station. Except for the License Assets which are contemplated to be transferred to Grant II in connection with the Grant II Spin-Off, the tangible personal property comprises all the tangible personal property currently used by the Company and necessary to conduct the Business and operations of the Station as now conducted.

                           f.  FINANCIAL  STATEMENTS.  The Financial  Statements
have been delivered to Purchaser. The Financial Statements have been prepared in accordance with GAAP, consistently applied with prior periods. The Financial
Statements accurately reflect the books and records of the Company and present fairly the financial position and the results of operations of the Company as at and for the periods indicated therein. Except as set forth on Schedule 5.2.f hereto, since December 31, 1999, there has not been any Material Adverse Effect in the Business, financial condition, operations, or results of operations of the Company taken as a whole. Without limiting the generality of the foregoing, except as set forth on Schedule 5.2f, since that date:

                                    (i)  the  Company  has  not  sold,   leased,
transferred, or assigned any material assets, tangible or intangible, outside the ordinary course of business;

                                    (ii) the Company  has not  entered  into any
material agreement, contract, lease, or license outside the ordinary course of business;

                                    (iii)  the  Company  has  not   accelerated,
terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which the Company is a party or by which the Company is bound outside the ordinary course of business and consistent with past practice;

                                    (iv)  the   Company   has  not  imposed  any
security interest upon any of its assets, tangible or intangible;

                                    (v) the  Company  has not made any  material
capital expenditures outside the ordinary course of business;

                                    (vi) the Company  has not made any  material
capital investment in, or any material loan to, any other Person outside the ordinary course of business;

                                    (vii) the Company has not created, incurred,
assumed, or guaranteed more than Ten Thousand Dollars $10,000.00 in aggregate indebtedness for borrowed money and capitalized lease obligations;

                                    (viii)  the  Company  has  not  granted  any
license or sublicense of any material rights under or with respect to any Intellectual Property;

                                    (ix)  there  has  been  no  change  made  or
authorized in the articles or bylaws of the Company;

                                    (x) the  Company has not  issued,  sold,  or
otherwise
disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                                    (xi)  the  Company  has  not  declared,  set
aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                                    (xii) the  Company has not  experienced  any
material damage, destruction, or loss (whether or not covered by insurance) to its property;

                                    (xiii) the Company has not made any loan to,
or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

                                    (xiv) the Company  has not entered  into any
employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                                    (xv)  the   Company   has  not  granted  any
increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

                                    (xvi) the Company has not adopted,  amended,
modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                                    (xvii)  the  Company  has not made any other
material change in employment terms for any of its directors, officers, and employees outside the ordinary course of business;

                                    (xviii)  the Company has not made or changed
any material Tax election or taken any other action with respect to Taxes not in the ordinary course of business and consistent with past practices; and

                                    (xix) the  Company has not  committed  to do
any of the foregoing.

                           g. FCC.  The Company and the Station are  operated in
material compliance with the terms of the FCC Licenses, the Communications Act of 1934, as amended, and applicable rules, regulations and policies of the FCC ("FCC Rules and Regulations"). All FCC Licenses, a true and complete list of which is set forth on Schedule 5.2g, and true and complete copies of each of which have been delivered to Purchaser have been validly issued and are valid and in full force and effect. The FCC Licenses listed on Schedule 5.2g comprise all of the material licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Station in the manner and to the full extent as it is now conducted. Except as set forth on Schedule 5.2g, no application, action or proceeding is pending for the renewal or modification of any of the FCC Licenses, and there is not now before the FCC any investigation or complaint against the Company or relating to the Station, the unfavorable resolution of which would impair the qualifications of the Company or Grant II to hold any FCC Licenses. Except as set forth on Schedule 5.2g, there is no proceeding pending before the FCC, and the Company has received no notice of violation from the FCC with respect to the Station. Except as set forth on Schedule 5.2g, the Company has received no order or notice of violation issued by any governmental entity which permits revocation, adverse modification or termination of any FCC License. To the Company's Knowledge, there exist no facts or circumstances relating to the Company, Seller or any Affiliate of the Company or Seller that would prohibit or delay FCC approval of the FCC Application and the Grant II Spin-Off. Except as set forth on Schedule 5.2g, none of the FCC Licenses or other licenses is subject to any restriction or condition which requires any material change in the operation of the Station as currently operated. The FCC Licenses listed in Schedule 5.2g are currently in effect and, except as disclosed on the Schedules, are not subject to any liens, or other encumbrances. The Company has filed an application for a construction permit for a digital television facility, as set forth in Schedule 5.2g, and will prosecute that application diligently and in compliance with all applicable FCC deadlines. No license renewal applications are pending with respect to any of the FCC Licenses, but the Company must file an application for renewal of the FCC Licenses on or before February 1, 2007. As of the date hereof, the Company has received no notice or other information to the effect that the FCC would not renew the FCC Licenses in the ordinary course for a full license term without any adverse conditions, upon the timely filing of appropriate applications and payment of the required filing fee. As of the date hereof, the Company has received no notice or other information to the effect that the FCC would not grant the FCC Application in the ordinary course without any adverse conditions. All documents required by 47 C.F.R. Section 73.3526 to be kept in the Station's public inspection files are in such file, and such file will be maintained in proper order and complete up to and through the Closing Date, except for any such immaterial documents. The Company has filed all material reports and filings with the FCC, has registered its antennas, and has paid all regulatory fees.

                           h. INTELLECTUAL  PROPERTY. Set forth on Schedule 5.2h
is a complete list of all Intellectual Property owned by or licensed to the Company on the date hereof and, except as otherwise set forth on Schedule 5.2h hereto, the Company owns such Intellectual Property free and clear of any royalty, lien, encumbrance or charge and does not interfere with the rights of others. Except as set forth on Schedule 5.2h, the Company has not received any written notice or written claim that any such Intellectual Property is not valid or enforceable, or of any infringement upon or conflict with any patent, trademark, service mark, copyright or trade name of any third party by the Company. Except as set forth on Schedule 5.2h, the Company has not given any notice of infringement to any third party with respect to any of the Intellectual Property, and no such infringement exists.

                           i.  EMPLOYEE   BENEFIT   PLANS.   With  respect,   as
applicable, to Benefit Plans and Benefit Arrangements:

                                    (i) The Company has delivered true, correct,
and complete copies of the following documents with respect to each Company Plan and Company Benefit Arrangement, to the extent applicable, to the Purchaser: (A) all plan or arrangement documents, including but not limited to, trust agreements, insurance policies, service agreements and formal and informal amendments to each; (B) the most recent Forms 5500 or 5500C/R and any attached financial statements and those for the prior three (3) years and any related actuarial reports; (C) the last Internal Revenue Service ("IRS") determination or opinion letter, the last IRS determination or opinion letter that covered the qualification of the entire plan (if different), and the materials submitted to obtain those letters; (D) summary plan descriptions, summaries of material modifications, any prospectuses that describe the Company Plans or Company Benefit Arrangements, and Statement of Financial Accounting Standards Nos. 87, 106, and 112 reports; (E) the most recent written descriptions of all non-written agreements relating to any such plan or arrangement; (F) all reports received within the three (3) years preceding the date of this Agreement by third-party administrators, actuaries, investment managers, consultants, or other independent contractors (other than individual account records or participant statements) or prepared by employees of the Company, or its ERISA Affiliates; (G) all notices the IRS, Department of Labor, or any other governmental agency or entity issued to the Company within the four (4) years preceding the date of this Agreement; (H) employee manuals or handbooks containing personnel or employee relations policies; and (I) any other documents the Purchaser has requested.

                                    (ii) Schedule 5.2i completely and accurately
lists all Company Plans and Company Benefit Arrangements and specifically identifies any that are Qualified Plans. The Qualified Plans are qualified in form and operation under Code Section 401(a) and have a currently applicable determination letter from the Internal Revenue Service, and the trusts are exempt under Code Section 501, and nothing has occurred with respect to the Qualified Plan or such trusts that, to the Company's Knowledge, could cause the loss of such qualification or exemption or the imposition of any material liability, lien, penalty, or tax under ERISA or the Code, other than the obligation to make contributions in accordance with the Qualified Plans.

                                    (iii)  Each  Company  Plan and each  Company
Benefit Arrangement has been maintained in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other domestic and foreign laws, including federal, state, and foreign securities laws and all laws respecting reporting and disclosure, in each case in all material respects. No Company Plan holds employer securities.

                                    (iv) Except as disclosed  on Schedule  5.2i,
the Company has no ERISA Affiliates. The Company has never sponsored, maintained, or had any liability (direct or indirect, actual or contingent) with respect to any Benefit Plan subject to Title IV of ERISA, and the Company has never made or been obligated to make or reimbursed or been obligated to reimburse another employer for, contributions to any multi-employer plan (as defined in ERISA, Section 3(37)). The Company has no liability (whether actual, contingent or otherwise) with respect to any Benefit Plan or Benefit Arrangement that is not a Company Benefit Plan or Arrangement.

                                    (iv) With respect to each Pension Plan,  (I)
neither the Company nor any ERISA Affiliate has terminated or withdrawn or sought a funding waiver, and no facts exist that could reasonably be expected to cause such actions; (II) no accumulated funding deficiency (under Code Section 412 and without regard to waivers) exists or has existed; (III) no reportable event (as defined in ERISA Section 4043) has occurred; (IV) all costs have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices; (V) the assets, as of its last valuation date, exceeded its "Benefit Liabilities" (as defined in ERISA Section
4001(a)(16)); and (VI) since the last valuation date, there have been no amendments or changes to increase the amounts of benefits and, to Company's
Knowledge, nothing has occurred that would reduce the excess of assets over benefit liabilities in such plans;

                                    (v)  No  claims  or  lawsuits   (other  than
routine benefit claims) have been asserted, instituted, or threatened by, against, or relating to any Company Plan or Company Benefit Arrangement, and to the Company's Knowledge, there is no fact that could form the basis for any material liability of either in the event of any such claim or lawsuit. No Company Plans or Company Benefit Arrangements are or have been under audit or examination (nor has notice been received of a potential audit or examination by any domestic or foreign governmental agency or entity (including the Internal Revenue Service and Department of Labor); and no matters are pending under the Internal Revenue Service's Employee Plans Compliance Resolution System in any successor or predecessor program.

                                    (vi)  No  Company  Plan or  Company  Benefit
Arrangement contains any provision or is subject to any law that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions this Agreement contemplates, and, except as disclosed herein or in Schedule 5.2i, the Company has not declared or paid any bonus or other incentive compensation or established any severance plan, program, or arrangement in contemplation of the transactions contemplated by this Agreement.

                                    (vii)  With  respect to each  Company  Plan,
there have been no violations of Code Section 4975 or ERISA Sections 404 or 406 as to which successful claims would result in any material liability for the Company or any Person required to be indemnified by it.

                                    (viii)  The  Company  has made all  required
contributions to the Company Plan as of the July 31, 2000 [last day of each plan's most recent fiscal year], all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with generally accepted accounting principles as of June 30, 2000; and all monies withheld from employee paychecks with respect to Company Plans have been transferred to the appropriate plan within the timing required by governmental regulations.

                                    (ix)  The  Company   has   complied  in  all
material respects with the health continuation rules of Code Sections 4980B (and its predecessor) ("COBRA") and with Code Section 5000, the Health Insurance Portability and Accountability Act, and any other comparable domestic or foreign laws. The Company has no liability under or with respect to COBRA for its own actions or omissions or those of any predecessor. No employee or former employee of the Company nor dependent of any such employee or former employee (or beneficiary of either) is, by reason of such employee's or former employee's employment, entitled to receive any benefits subject to reporting under Statement of Financial Accounting Standards No. 106, other than as required by Code Section 4980B or other applicable law.

                                    (x) Except as  disclosed  in Schedule  5.2i,
there are no contracts, agreements, plans or arrangements covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that, under Code Sections 280G, 404 or 162(m) would not be deductible when paid.

                                    (xi) The Company  does not provide  benefits
through a voluntary employee beneficiary association as defined in Code Section 501(c)(9).

                                    (xii) Schedule 5.2i contains the most recent
quarterly listing of workers' compensation claims and a schedule of workers' compensation claims of the Company for the last three (3) fiscal years.

                                    (xiii)  Schedule 5.2i sets forth an accurate
list, as of the date hereof, of all employees of the Company who earned more than $50,000.00 in 1999 or who may earn more than $50,000.00 in 2000, all officers and all directors, and all employment agreements with such employees, officers, and directors and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such person as of (i) the Balance Sheet Date and (ii) the date of this Agreement. The schedule also shows totals accrued for vacation, sick leave, and incentive bonuses for all employees.

                           j. LABOR. With respect to employees of the Company:

                                    (i)  The   Company   is  and  has   been  in
compliance  in  all  material  respects  with  all  applicable  laws  respecting employment  and  employment  practices,  terms and  conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and no claims or investigations are pending or, to the Company's knowledge, threatened with respect to such laws, either by private individuals or by governmental agencies, and all employees are at-will.

                                    (ii) The  employees  of the  Company are not
and have never been represented by any labor union in connection with employment by the Company, and no collective bargaining agreement is or has been binding and in force against, or currently being negotiated by, the Company. No labor representation organization effort currently exists nor has there been any such activity within the past three (3) years. No grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships is pending, and no claims therefore exist or have, to the Company's knowledge, been threatened; no labor strike, lock-out, slowdown, or work stoppage is or has ever been pending or threatened against or directly affecting the Company.

                                    (iii) The  Company is not and has never been
engaged in any unfair labor practice, and here is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against the Company pending or, to the Company's knowledge, threatened before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers' council.

                                    (iv) All Persons  classified  by the Company
as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company has fully and accurately reported the Company's payments to them on IRS Forms 1099 when required to do so.

                                    (v)  The   Company   is  and  has   been  in
compliance with all applicable domestic and foreign laws concerning employer contributions to any trade union, housing, unemployment, retirement, bonus and welfare funds and all other funds to which an employer is required by law to contribute.

                                    (vi)   Except  as   disclosed   on  Schedule
5.2j(vi), since December 31, 1999, no employee of the Company, or group of employees, the loss of whom would have a Material Adverse Effect on the business of the Company, has notified the Company of his or their intent to (A) terminate his or their relationship with the Company, or (B) make any demand for material payments or modifications of his or their arrangements with the Company.

                                    (vii)  The  Company  has  entered  into  all
employment contracts, individual labor contracts, collective labor contracts, and similar agreements to the extent required by applicable domestic and foreign laws, and the Company has delivered to Purchaser prior to the date hereof true and complete copies of all employment contracts, individual labor contracts, collective labor contracts, and similar agreements, whether written or oral, to which the Company is a party.

                           k. INSURANCE. Schedule 5.2k hereto contains a list of
all insurance policies concerning the Business, other than employee-benefit related insurance policies. All such policies are in full force and effect, there are no existing breaches or defaults by the Company with respect to such policies, and no notice of cancellation or termination has been received by the Company. During the past three (3) years, no insurance policy of the Company or the Station has been cancelled by the insurer, and no application of the Company for insurance has been rejected by any insurer.

                           l. MATERIAL CONTRACTS.  Schedule 5.2l hereto contains
a list of all the Material Contracts and true and complete copies of such agreements have been furnished to Purchaser or have been made available to Purchaser, together with a description of any oral Material Contracts. The Company has used its reasonable efforts to include its other Contracts on
Schedule 5.21, but Seller and the Company make no representation or warranty that all such Contracts are included therein. All Material Contracts listed on
Schedule 5.2l are legal, valid and binding obligations of each party thereto enforceable in accordance with their terms and in full force and effect. There exists no default by the Company or event which, with notice or lapse of time, or both, would constitute a default by the Company (or, to its Knowledge) any other party to any such Material Contract or which would permit termination, modification or acceleration. Except as disclosed in Schedule 5.21, the Company has not received notice (and has no Knowledge) that any party to any Material Contract intends to cancel or terminate any such agreement or to exercise or not to exercise any option to renew thereunder. Other than the Material Contracts listed on Schedule 5.2l, the Company does not require any other Material Contracts, lease, or other agreement to enable them to carry on the Business as now conducted. Except for the need to obtain the Consents listed on

Schedule   5.2p,   the  Closing   hereunder   will  not  affect  the   validity,
enforceability, or continuation of any of the Material Contracts.

                           m.  COMPLIANCE  WITH  LAWS.  Except  as set  forth on
Schedule 5.2m, the Company is in compliance in all material respects with all applicable Federal, state and local laws, rules and regulations and, to the Company's Knowledge, the Company has received no notice of any action threatened or pending alleging noncompliance therewith.

                           n.  LITIGATION.  Except as set forth on Schedule 5.2n
hereto, there is no suit, claim, action, proceeding or arbitration relating to the Business, or operations of the Station or which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby pending or, to the Company's Knowledge, threatened against (i) Seller, or (ii) the Company. The Company has received no citation, order, judgment, writ, injunction, or decree of any court, government, or governmental or administrative agency against or affecting the Business or the Company, except as disclosed on Schedule 5.2n, and except for such FCC orders and other governmental orders, decrees and other actions which apply to the broadcasting industry generally.

                           o. NO BROKERS.  Except as disclosed on Schedule 5.2o,
the Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the sale of the Stock and the transactions contemplated by this Agreement.

                           p. CONSENTS. Except (i) as set forth on Schedule 5.2p
hereto, (ii) for filings pursuant to the H-S-R Act, (iii) the consent of the Warrant Holders listed on Annex 4, or (iv) for the FCC Application contemplated by this Agreement, no filing, consent, approval or authorization of any governmental authority or of any third party on the part of Seller or the Company is required in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of any of the transactions contemplated hereby (including any consents required under any Company contract as a result of the change in control contemplated hereby).

                           q.  ENVIRONMENTAL.  Except as set  forth on  Schedule
5.2q hereto:

                                    (i) The operations of the Company at or from
any of the Real Property Interests comply in all material respects with applicable Environmental Laws, and the Company has not engaged in or permitted any operations or activities upon any of the Real Property Interests for the purpose of or involving the treatment, storage, use, generation, release, discharge, emission, or disposal of any Hazardous Substances at the Real Property Interests, except in compliance with applicable Environmental Laws.

                                    (ii) The Company has not received any notice
or claim alleging that any of the Real Property Interests are listed or, to the Company's Knowledge, proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., or any similar inventory, register or identification of sites requiring investigation or remediation maintained by any state or other governmental authority. The Company has not received any notice from any governmental entity or third party of any actual or threatened Environmental Liabilities with respect to the Real Property Interests or the conduct of the Business.

                                    (iii) Other than as disclosed in the Phase I
environmental reports (the "Phase I Reports") delivered by the Company to Purchaser, to the Company's Knowledge, there are no conditions existing at the Real Property Interests that require, or which with the giving of notice or the passage of time or both would likely require remedial or corrective action, removal or closure pursuant to the Environmental Laws. To the Company's Knowledge, no event has occurred at the Real Property Interests that would require the Phase I Reports to be revised, updated, or amended.

                                    (iv)  The  Company  has  all  the   material
permits, authorizations, licenses, consents and approvals necessary for the current conduct of the Business and for the operations on, in, or at the Real Property Interests which are required under applicable Environmental Laws, and is in substantial compliance with the terms and conditions of all such permits, authorizations, licenses, consents and approvals.

                                    (v)  Except  as  disclosed  in the  Phase  I
Reports, to the Company's Knowledge, there are no Hazardous Substances present on or in the Real Property Interests or at any geologically or hydrologically adjoining property, including any Hazardous Substances contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Real Property Interests or such adjoining property, or incorporated into any structure therein or thereon. Neither the Company (nor any other Person for whose conduct it is or may be held responsible) has permitted or conducted and, to the Company's Knowledge, there are no Hazardous Substances, or any illegal activity conducted with respect to the Real Property Interests or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest.

                           r. TAX MATTERS.

                                    (i) Except as set forth on Schedule  5.2r(i)
hereto:

                                             (A) All Tax Returns  required to be
filed by the Company have been filed when due in a timely fashion and all such Tax Returns are true, correct and complete in all material respects.

                                             (B) The Company has paid in full on
a timely basis all Taxes owed by it that were payable on or prior to the date hereof, whether or not shown on any Tax Return.

                                             (C)  The  amount  of the  Company's
liability for unpaid Taxes did not, as of June 30, 2000 exceed the amount of the current liability accruals for such Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements.

                                             (D) The  Company has  withheld  and
paid over to the proper governmental authorities all Taxes required to have been withheld and paid over (and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto) in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

                                             (E) The  Company  has  received  no
notice of any Tax Proceeding currently pending with respect to the Company and the Company has not received notice from any Tax Authority that it intends to commence a Tax Proceeding.

                                             (F) No waiver or  extension  by the
Company of any statute of limitations is currently in effect with respect to the assessment, collection, or payment of Taxes of the Company or for which the Company is liable.

                                             (G) The Company  has not  requested
any extension of the time within which to file any Tax Return of the Company that is currently in effect.

                                             (H)  There  are  no  liens  on  the
assets of the Company relating or attributable to Taxes (except liens for Taxes not yet due).

                                             (I) The  Company is not and has not
been at any time during the preceding five years a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                                             (J) The  Company  has  not  entered
into an agreement or consent made under Section 341(f) of the Code affecting the Company.

                                             (K) The  Company has not agreed to,
nor is it required to, make any adjustments under Section 481(a) of the Code as a result of a change in accounting methods.

                                             (L) The  Company is not and has not
at any time been a party to a tax sharing, tax indemnity or tax allocation agreement, and the Company has not assumed the Tax liability of any other entity or person under contract.

                                             (M) The  Company is not and has not
at any time been a member of an affiliated group filing a consolidated federal income tax return and does not have any liability for the Taxes of another entity or person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise.

                                             (N) The  Company  is not a party to
any joint venture, partnership or other arrangement (other than Grant II) that is treated as a partnership for U.S. federal income tax purposes.

                                             (O)  None of the  Company's  assets
are treated as "tax exempt use property" within the meaning of Section 168(h) of the Code.

                                             (P) The  Company  has  not  made an
election under Section 1362 of the Code to be treated as an "S" Corporation and is not currently treated as an "S" Corporation for federal income tax purposes.

                                    (ii) Seller has furnished or otherwise  made
available to Purchaser correct and complete copies of (A) all income, franchise and other material Tax Returns filed by the Company since January 1, 1997; and
(B) all examination reports, statements of deficiencies and closing agreements received by the Company with respect to the Company relating to Taxes.

                                    (iii) Schedule  5.2r(iii)  contains complete
and accurate statements of (A) the Company's basis in its assets, (B) the amount of any net operating loss, net capital loss and any other Tax carryovers of the Company (including losses and other carryovers subject to any limitations), and
(C) material Tax elections made by or with respect to the Company. Except as stated in Schedule 5.2r(iii), the Company has no net operating losses or other Tax attributes presently subject to limitation under Code Sections 382, 383 or 384, or the federal consolidated return regulations.

                           s.  DIVIDENDS.  Since December 31, 1998, no dividends
have been declared, paid, issued or otherwise approved by the Board of Directors of the Company in respect of the Stock.

                           t. ACCOUNTS  RECEIVABLE.  All accounts  receivable of
the Company that are reflected on the Financial Statements or on the accounting records of the Company as of the date hereof (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except as stated in Schedule 5.2t, the Accounts Receivable are current and collectable, net of the reserves shown on the Financial Statements (which reserves are adequate and calculated consistent with past practice) or on the accounting records of the Company. There is no contest, claim, or right of setoff, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. The Company's financial records include a complete and accurate list of all Accounts Receivable.

                                    SECTION 6

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller that:

         6.1. ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. Purchaser has full corporate power and authority to carry on its business as it is now being conducted. Purchaser is qualified (or Purchaser or its permitted assignee will be qualified as of the Closing Date) as a foreign corporation in the State of New York.

         6.2. EXECUTION AND EFFECT OF AGREEMENT. Purchaser has full corporate power and authority to enter into this Agreement. The consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity).

         6.3.     NO CONFLICTS.

         Except as described on Schedule 6.3 hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any of the provisions of the articles of incorporation or by-laws of Purchaser, (b) violate any provision of applicable law, rule or regulation, which violation would prevent or interfere with Purchaser's ability to perform hereunder, or (c) conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree, or any agreement, indenture, mortgage or instrument to which Purchaser is a party or to which its property is subject, or constitute a default thereunder, except where such conflict, breach, right of termination, acceleration, or default would not have a material adverse effect on the business or financial condition of Purchaser or prevent or materially interfere with Purchaser's ability to perform hereunder.

         6.4. CONSENTS. Except (i) as set forth on Schedule 6.4 hereto, (ii) for filings pursuant to the H-S-R Act, or (iii) for the FCC Application, no filing, consent, approval, or authorization of any governmental authority or of any third party on the part of Purchaser is required in connection with the execution and delivery of this Agreement by Purchaser or the consummation of any of the transactions contemplated hereby.

         6.5. LITIGATION. Except as set forth on Schedule 6.5 hereto, there is no suit, claim, action, proceeding or arbitration pending or, to Purchaser's Knowledge, threatened against Purchaser which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby.

         6.6. NO BROKERS. Neither Purchaser nor anyone acting on its behalf has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the purchase of the Stock and the transactions contemplated by this Agreement.

         6.7. ACQUISITION OF STOCK FOR INVESTMENT. The Purchaser is acquiring the Stock for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Stock.

         6.8. FINANCIAL CAPABILITY; NO FINANCING CONDITION. The Purchaser will have available as of the Closing Date funds sufficient to pay the Purchase Price. The Purchaser understands that its obligations to effect the transactions contemplated hereby are not subject to the availability to Purchaser of financing sufficient to pay the Purchase Price.


                                    SECTION 7

                             LIMITATION AND SURVIVAL

         7.1. LIMITATION; SURVIVAL. The representations and warranties, covenants, and agreements of Seller and Purchaser shall survive the Closing Date to the following extent: (i) other than representations and warranties set forth in Sections 5.2i (Employee Benefit Plans), 5.2q (Environmental), and 5.2r (Tax Matters), for a period of twelve (12) calendar months, and (ii) with respect to the representations and warranties set forth in Sections 5.2i, 5.2q, 5.2r for a period of two (2) years, except, in either case, to the extent any claims for indemnification with respect to a breach of any such representation or warranty is made on or before such date, in which case, such representation or warranty shall survive until the resolution of such claim.

                                    SECTION 8

                                   TAX MATTERS

         8.1. SECTION 338 ELECTION. In the event that Purchaser makes an election under Section 338 of the Code (or any comparable provision of state, local or foreign law) with respect to the purchase of the stock in the Company as provided herein, Purchaser shall be responsible for and shall pay all Taxes resulting from such election.

         8.2. APPORTIONMENT. For purposes of apportioning any Tax to a portion of any Taxable Period, the determination shall be made assuming that there was a closing of the books as of the close of business on the last day of such portion, except that real, personal and intangible property Taxes shall be apportioned ratably on a daily basis between the portions of the Taxable Period in question.

         8.3. COOPERATION IN TAX MATTERS. Seller, the Company, and Purchaser shall (a) cooperate fully, as reasonably requested, in connection with the preparation and filing of all Tax Returns prepared and filed pursuant to Section 8.2; (b) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Company for all Taxable Periods or portions thereof ending on or before the Closing Date; and (c) preserve information, records or documents relating to Tax matters pertinent to the Company that is in their possession or under their control until the expiration of any applicable statute of limitations.

         8.4. CERTAIN TAXES. Seller shall timely pay all transfer, documentary, sales, use, stamp, registration, and other similar Taxes and fees arising from or relating to the sale of Stock under this Agreement, and Seller shall at his own expense file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other similar Taxes and fees.

         8.5. PREPARATION AND FILING OF TAX RETURNS. Purchaser shall prepare or cause to be prepared and file or cause to be filed, within the time and manner provided by law (including extensions), all Tax Returns of the Company (i) for Taxable Periods ending on or before the Closing Date that are due after the Closing Date, and (ii) for Taxable Periods beginning before and ending after the Closing Date. Purchaser shall provide Seller a reasonable opportunity to review and consent to the filing of such Tax Returns, which consent shall not be unreasonably withheld or delayed. If Seller does not respond to Purchaser's request for consent promptly, Purchaser shall be entitled to file such Tax Return on the date such Tax Return is due without being in breach of this Section 8.5, whether or not Seller has consented to such filing.


                                    SECTION 9

                      ADDITIONAL COVENANTS AND UNDERTAKINGS

         9.1. FURTHER ASSURANCES AND ASSISTANCE. Purchaser, the Company, and Seller agree that each will execute and deliver to the other any and all documents, in addition to those expressly provided for herein, that may be necessary or appropriate to implement the provisions of this Agreement, whether before, at, or after the Closing. The parties agree to cooperate with each other to any extent reasonably required in order to accomplish fully the transactions herein contemplated.

         9.2. ACCESS TO INFORMATION. Seller, from and after the date of this Agreement and until the Closing Date, shall cause the Company to (a) give Purchaser and Purchaser's employees and counsel full and complete access upon reasonable notice during normal business hours, to all officers, employees, offices, properties, agreements, records and affairs of the Company or otherwise relating to the Business, (b) provide Purchaser with all financial statements of the Company, which shall be prepared and delivered to Purchaser each month between the date hereof and the Closing Date, and (c) provide copies of such information concerning the Company and the Business as Purchaser may reasonably request; provided, however, that the foregoing shall not permit Purchaser or any agent thereof to (i) disrupt the Business, or (ii) contact any employee of the Company without providing reasonable prior notice to Seller and allowing a representative of Seller to be present. The Company and Seller will use their commercially reasonable efforts to obtain the consent of its auditors to permit inclusion of the Financial Statements in applicable securities filings of Sinclair Broadcast Group, Inc. ("SBGI"). If Purchaser requests, it shall have the immediate right, without causing unreasonable disruption to the Business, to have the access provided for in the first sentence hereof to conduct an audit of the Station's financial information, and, subject to the foregoing, the Company and Seller shall cooperate with Purchaser's reasonable requests in connection with such audit, including, without limitation, giving all reasonable consents thereto as long as any expenses thereof are borne by Purchaser.

         9.3. CONDUCT OF BUSINESS PRIOR TO CLOSING. Except as contemplated by this Agreement, from and after the date hereof, Seller shall cause the Company to conduct, and the Company shall conduct, its Business in the ordinary course consistent with past practice. Except as contemplated by this Agreement or as consented to by Purchaser (which consent may be withheld in Purchaser's sole and absolute discretion), from and after the date hereof, Seller shall act, shall cause the Company to act, and the Company shall act, as follows:

                  (a) The Company will not adopt any material change in any method of accounting or accounting practice, except as contemplated or required by GAAP;

                  (b) The Company will not amend its charter or by-laws;

                  (c) Except for the disposition of obsolete equipment in the ordinary course of business and except as contemplated by Section 2.5 of this Agreement, the Company will not sell, mortgage, pledge or otherwise dispose of any material assets or properties owned, leased or used in the operation of the Business;

                  (d) The Company will not merge or consolidate with, or agree to merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, or otherwise acquire, any other business entity;

                  (e) The Company will not authorize for issuance, issue, or sell any additional shares of its capital stock except as required by the exercise of options outstanding on the date hereof as described in Annex 2 or issue any securities or obligations convertible or exchangeable into shares of its capital stock or issue or grant any option, warrant or other right to purchase any shares of its capital stock;

                  (f) The Company will not incur, or agree to incur, any debt for borrowed money;

                  (g) The Company will not change its historic practices concerning the payment of accounts payable;

                  (h) The Company will not declare, issue, or otherwise approve the payment of dividends of any kind in respect of the Stock or redeem, purchase or acquire any of its capital stock;

                  (i) The Company shall maintain the existing insurance policies on the assets of the Station or other policies providing substantially similar coverages;

                  (j) Except in the ordinary course of its Business and consistent with past practice or except as otherwise as contemplated by this Agreement, the Company will not permit any increases in the compensation of any of the employees of the Station except as required by law or existing contract or agreement or enter into or amend any Company Plan or Company Benefit Arrangement; provided, however, that in no event shall any individual employee's compensation increase exceed five percent (5%) of their compensation as of the date hereof or as disclosed on any Schedule hereto;

                  (k)  Except  in  the  ordinary  course  of  its  Business  and consistent with past practice, the Company shall not enter into or renew, extend or terminate, or waive any contract or commitment relating to the Station or the assets of the Station, or incur any obligation that will be binding on Purchaser after Closing without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, except for sixty (60) calendar days after the date hereof in respect of programming contracts, Purchaser may withhold its consent for any reason and, in any event only to the extent such renewal, extension, termination, or waiver does not exceed Twenty Thousand Dollars
($20,000.00) for any one contract or One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate for all Contracts. For purposes of this Section 9.3k, Seller and the Company acknowledge that it shall not be unreasonable for Purchaser to withhold its consent to approve any programming contract where Purchaser (i) is acting in good faith and not for any competitive advantage, or
(ii) in good faith has reason to conclude that it can acquire such programming on better terms. Notwithstanding anything to the contrary contained herein, if Purchaser shall withhold its consent to the Company entering into any programming contract, no television station located in the Buffalo designated market area which is owned and/or programmed by any Affiliate of Purchaser shall enter into a programming contract with respect to the same program.

                  (l) Except for the Grant II Spin-Off, the Company shall not enter into any transactions with any Affiliate of the Company or Seller that will be binding upon Purchaser or the Station following the Closing Date;

                  (m) The Company shall maintain the assets of the Station or replacements thereof in good operating condition and adequate repair, normal wear and tear excepted;

                  (n) The Company shall, in connection with the operation of the Station, make expenditures materially consistent with the estimates of expenses set forth in the Company's operating budget as set forth on Schedule 9.3n and, including, without limitation, the Company shall make such consistent expenditures in respect to promotional, programming and engineering activities for the Station (and any employee expenditures related to such activities) for any period covered by the current operating budget of the Station and otherwise in connection with past practice;

                  (o) The Company shall not make or change any Tax election, amend any Tax Return, or take or omit to take any other action not in the ordinary course of business and consistent with past practice that would have the effect of increasing any Taxes of Purchaser or any of its Affiliates or any Taxes of the Company.

                  (p) The Company shall file all Tax Returns when due; provided, however, that, with the exception of payroll tax filings in the ordinary course of the Company's business and consistent with past practice, the Company shall not file any material Tax Return without providing Purchaser with reasonable opportunity to review and consent to the filing of such Tax Return, which consent will not be unreasonably withheld.

                  (q) The Company shall use its reasonable efforts consistent with past practice to preserve the Business and organization of the Station and to keep available to the Station its present employees and to preserve the audience of the Station and the Station's present relationships with suppliers, advertisers, and others having business relations with it.

         9.4. H-S-R ACT. Each of Purchaser and Seller shall, within five (5) Business Days following the date hereof, file duly completed and executed Pre-Merger Notification and Report Forms as required under the H-S-R Act and shall otherwise use their respective best efforts to comply promptly with any requests made by the Federal Trade Commission or the Department of Justice pursuant to the H-S-R Act or the regulations promulgated thereunder. All filing fees and other similar payments in connection with the H-S-R Act shall be split equally by Purchaser and the Company.

         9.5.     FCC APPLICATION.

                  (a) The Company and Seller shall, on the date this Agreement is signed by Seller, the Company, and Purchaser, file (or cause to be filed) with the FCC the FCC Application, and shall in good faith and with due diligence take all reasonable steps necessary to expedite the processing of the FCC Application and to secure such consents or approvals as expeditiously as practicable.

                  (b) Seller shall cause the Company, and the Company shall, publish the notices required by the FCC Rules and Regulations relative to the filing of the FCC Application. Copies of all applications, documents, and papers filed with the FCC after the date hereof and prior to the Closing, or filed after the Closing with respect to the transactions contemplated under this Agreement or the Grant II APA, by Grant II, Purchaser, the Company, or Seller shall be mailed to the other simultaneously with the filing of the same with the FCC or as soon as practicable thereafter. The Company shall bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation, filing, and prosecution of the FCC Application.

                  (c) Seller and the Company will use their best efforts to fulfill and perform all conditions and obligations necessary to cause the FCC Application to be approved as expeditiously as possible after the date hereof.

         9.6. BOOKS AND RECORDS. Following the Closing, Purchaser shall permit Seller (a) to have reasonable access to the books and records of Purchaser and those retained or maintained by the Company relating to the operation of the Business prior to the Closing or after the Closing to the extent related to transactions or events occurring prior to the Closing, and (b) to have reasonable access to employees of the Company and Purchaser to obtain information relating to such matters. Purchaser shall maintain such books and records for a period of three (3) years following the Closing.

         9.7. CONTROL OF STATION. From the date hereof until the Closing Date, subject to the express provisions of this Agreement, Purchaser shall not directly or indirectly control, supervise, or direct the operation of the Station.

         9.8.     EMPLOYEE MATTERS.

                  (a) Five (5) Business Days prior to the Closing, Purchaser shall notify the Company of those employees of the Company that are to be terminated. Seller shall be responsible and have the obligation for the payment of any and all obligations and liabilities arising from such termination, including, but not limited to, payment of any and all severance payments, bonuses, retention payments, payments due to employees for any compensatory shares or options, or other obligations of the Company to such terminated employees whether due before, on, or after the Closing Date. Anything to the contrary in this Agreement notwithstanding, the individuals listed on Schedule 9.8(a) (the "Retained Employees") shall not remain as employees of the Company after the Closing Date and may be hired by Seller or his Affiliates after the Closing Date. Neither Purchaser nor its Affiliates shall hire any of the Retained Employees for two (2) years after the Closing Date.

                  (b) For two (2) years after the Closing Date, neither Seller nor Seller's or the Company's Affiliates shall hire any of the employees that have not been terminated by the Company pursuant to the provisions of Section 9.8(a). This provision will not apply to any employee terminated as provided in
Section 9.8(a) above.

         9.9.     INTERRUPTION OF BROADCAST TRANSMISSION.

                  (a) In the event of any loss, damage or impairment, confiscation or condemnation of any of the assets of the Station prior to the completion of the Closing that materially interferes with the normal operation of the Station, the Company shall notify Purchaser of same in writing immediately, specifying with particularity the loss, damage or impairment, confiscation or condemnation incurred, the cause thereof, if known or reasonably ascertainable, and the insurance coverage. The Company shall apply the proceeds of any insurance policy, judgment or award with respect thereto and take such other commercially reasonable actions, as determined in its sole discretion, as are necessary to repair, replace or restore such assets of the Station to their prior condition as soon as possible after such loss, damages or impairment, confiscation or condemnation.

                  (b) If before the Closing Date, due to damage or destruction of the assets of the Station, the regular broadcast transmission of the Station in the normal and usual manner is interrupted for a period of twelve (12) continuous hours or more, the Company shall give prompt written notice thereof to Purchaser. If on the Closing Date, due to damages or destruction of the assets of the Station the regular broadcast transmission of the Station in the normal and usual manner is interrupted such that the regular broadcast signal of such Station (including its effective radiated power) is diminished in any material respect, then (i) the Company shall immediately give written notice thereof to Purchaser; and (ii) Purchaser shall have the right, by giving prompt written notice to Seller, to postpone the Closing Date for a period of up to one hundred twenty (120) days.

                  (c) In the event the Station's normal and usual transmission has not been resumed by the Closing Date as postponed pursuant to section (b) above, Purchaser may, pursuant to Section 14.1(e), terminate this Agreement by written notice to Seller. Notwithstanding the foregoing, however, Purchaser may, at its option, proceed to close this Agreement and complete the restoration and replacement of any damaged assets of the Station after the Closing Date, in which event, Seller shall cause the Company to deliver or assign to Purchaser all insurance or other proceeds received in connection therewith to the extent such proceeds are received by or payable to the Company and have not therefore been used in or committed to the restoration or replacement of the assets, but Seller shall have no other liability or obligation to Purchaser in connection therewith.

                  (d) If before the Closing Date, due to damage or destruction of the assets the regular broadcast transmission of the Station in the normal and usual manner is interrupted for a period of twelve (12) continuous days or more, Seller shall give prompt written notice thereof (the "Interruption Notice") to Purchaser. Upon receipt of the Interruption Notice, Purchaser shall have the right, in its sole and absolute discretion, by giving prompt written notice thereof to Seller within two (2) Business Days of the date of the Interruption Notice, to terminate this Agreement with the effect specified in
Section 14.2(a) hereof.

                  (e) The provisions of this Section 9.9 shall not apply to the matter set forth on Schedule 9.9.

         9.10. NON-SOLICITATION. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with its terms, Seller shall not, and shall not cause (and will use reasonable efforts not to permit) any affiliates, directors, officers, employees, representatives, or agents of the Company, to, directly or indirectly, solicit or initiate, entertain, or enter into any discussions or transactions with or encourage or to provide any information to, any Person concerning any sale of the Stock or the assets of the Company or the membership interests or the assets of Grant II.

         9.11. GRANT II SPIN-OFF. Seller shall use his reasonable efforts to cause the Grant II Spin-Off to occur.

                                   SECTION 10

                                 INDEMNIFICATION

         10.1.    INDEMNIFICATION OF PURCHASER BY SELLER.

                  (a) Subject to Section 10.3 hereof, Seller shall indemnify and hold Purchaser harmless from and against any and all Losses, howsoever incurred, which arise out of or result from:

                           (i) any breach of any  representation  or warranty of
Seller set forth in Sections 5.1 or 5.2 of this Agreement; or

                           (ii) the  material  failure by Seller to perform  any
covenant of Seller contained herein;

                           (iii) breaches of the Time Brokerage Agreement or any
agreement or document delivered in connection with the Closing;

                           (iv)  Purchaser's  waiver of Seller and the Company's
compliance, to the extent required, with any applicable bulk transfer laws; provided that the Basket Amount shall not apply to Seller's indemnification under this Section 10.1(a)(iv);

                           (v) any and all Taxes of the  Company  for any period
prior to the Closing Date, except (A) to the extent that such Taxes are specifically identified on Schedule 10.1(v), or (B) to the extent included as liabilities in the calculation of Net Financial Assets;

                           (vi) any  obligations  or  liabilities of the Company
occurring prior to the Closing Date under its charter or bylaws to indemnify its officers and directors with respect to any actions occurring on or prior to the Closing Date; or

                           (vii) except for the Company's obligation to disburse
funds as provided by Sections 3.1(3), 3.1(5), and 3.6 hereof, any obligations or liabilities of the Company after the Closing Date to the Warrant Holders or the Phantom Stockholders.

         10.2. INDEMNIFICATION OF SELLER BY PURCHASER. Subject to Section 10.3 hereof, Purchaser shall indemnify and hold Seller harmless from and against any and all Losses, howsoever incurred, which arise out of or result from:

                  (a) any breach by Purchaser of any representation or warranty of Purchaser set forth in Section 6 of this Agreement;

                  (b) the material failure by Purchaser to perform any covenant of Purchaser contained herein; or

                  (c) breaches of the Time Brokerage Agreement or any agreement or document delivered in connection with the Closing.

         10.3.  LIMITATIONS  AND  OTHER  PROVISIONS  REGARDING   INDEMNIFICATION
OBLIGATIONS. Seller's obligation to indemnify Purchaser pursuant to Section 10.1 shall be subject to the following limitations:

                  (a) Notwithstanding anything contained in this Agreement or applicable law to the contrary, Purchaser agrees that the payment of any claim (whether such claim is framed in tort, contract, or otherwise) made by Purchaser for indemnification hereunder subsequent to the Closing Date, shall be limited to, and shall only be made from, the Indemnification Escrow in accordance with the Indemnification Escrow Agreement, and except for claims against the Indemnification Escrow, Purchaser waives and releases, and shall have no recourse against, Seller as a result of the breach of any representation, warranty, covenant, or agreement of Seller contained herein, and such indemnification shall be the sole and exclusive remedy for Purchaser with respect to any such claim for indemnification after the Closing Date; provided, however, that nothing herein shall be deemed to limit any rights or remedies that Purchaser may have for Seller's fraud. The Indemnification Escrow shall be disbursed in accordance with the Indemnification Escrow Agreement.

                  (b) Notwithstanding the provisions of Section 10.1 hereof, Purchaser shall not be entitled to indemnification or to receive indemnification payments with respect to any Losses except if and to the extent that the aggregate amount of Losses incurred by Purchaser and its Affiliates to which it or they would otherwise be entitled to indemnification under Section 10.1 hereof, exceeds One Hundred Thousand Dollars ($100,000.00) (the "Basket Amount"), in which case Purchaser shall be entitled full indemnification for such Losses in the amount of all such claims, including the Basket Amount.

                  (c) In determining the amount of any Losses for which indemnification is provided under this Agreement, such Losses shall be (i) net of any insurance recovery made by the indemnified party, (ii) reduced to take into account any net Tax benefit realized by the indemnified party arising from the deductibility of such Losses, and (iii) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnification payments hereunder. Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be reduced to reflect any net Tax benefit or increased to reflect any net Tax cost only after the indemnified party has actually realized such benefit or cost. For purposes of this Agreement, an indemnified party shall be deemed to have "actually realized" a net Tax benefit or net Tax cost to the extent that, and at such time as, the amount of Taxes payable by such indemnified party is (x) reduced below the amount of Taxes that such indemnified party would have been required to pay but for the deductibility of such Tax or Loss, and (y) increased above the amount of Taxes that such indemnified party would have been required to pay but for the receipt of such indemnification payments. The amount of any reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the indemnified party's liability for Taxes. Any indemnity payments under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price.

                  (d) No claim for indemnification for Losses shall be made after expiration of the applicable time period set forth in Section 7.1 hereof.

                  (e) Indemnification pursuant to this Section 10 shall be the sole and exclusive remedy of each party hereto after the Closing Date with respect to any Losses relating to or arising out of any breaches of any representations and warranties, or any covenant or agreement set forth in this Agreement or any certificate delivered pursuant to or in connection with this Agreement, notwithstanding that indemnification may not be available and shall be in lieu of any and all other rights and remedies after the Closing Date, whether asserted as claims for breach of contract, tort claims, actions in equity or otherwise.

                  (f) The terms and conditions of Sections 10.3(a) through (e) shall not be deemed to limit any rights or remedies of Purchaser under the Time Brokerage Agreement or the Grant II APA; provided that no claims may be made under this Agreement relating to the Grant II APA.

         10.4.    NOTICE OF CLAIM /DEFENSE OF ACTION.

                  (a) An indemnified party shall promptly give the indemnifying part(ies) notice of any matter which an indemnified party has determined has given or could give rise to a right of indemnification under this Agreement, stating the nature and, if known, the amount of the Losses, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right to indemnification is claimed or arises; provided that the failure of any party to give notice promptly as required in this Section 10.4 shall not relieve any indemnifying party of its indemnification obligations except to the extent that such failure materially prejudices the rights of such indemnifying party. The indemnified party shall give continuing notice promptly thereafter of all developments coming to the indemnified party's attention materially affecting any matter relating to any indemnification claims.

                  (b) Except as otherwise provided in Section 10.5, the obligations and liabilities of an indemnifying party under this Section 10 with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Section 10, shall be governed by and contingent upon the following additional terms and conditions:

                           (i) With  respect  to third  party  claims,  promptly
after receipt by an indemnified party of notice of the commencement of any action or the presentation or other assertion of any claim which could result in any indemnification claim pursuant to Section 10.1 or 10.2 hereof, such indemnified party shall give prompt notice thereof to the indemnifying party(ies) and the indemnifying party(ies) shall be entitled to participate therein or, to the extent that it shall wish, assume the defense thereof with its own counsel.

                           (ii) If the indemnifying  party(ies) elects to assume
the defense of any such action or claim, the indemnifying party(ies) shall not be liable to the indemnified party for any fees of other counsel or any other expenses, in each case incurred by such indemnified party in connection with the defense thereof.

                           (iii)   The   indemnifying    party(ies)   shall   be
authorized, without consent of the indemnified party being required, to settle or compromise any such action or claim, provided that such settlement or compromise includes an unconditional release of the indemnified party from all liability arising out of such action or claim.

                           (iv) Whether or not an indemnifying party(ies) elects
to assume the defense of any action or claim, the indemnifying party(ies) shall not be liable for any compromise or settlement of any such action or claim effected without its consent, such consent not to be unreasonably withheld.

                           (v) The  parties  agree to  cooperate  to the fullest
extent possible in connection with any claim for which indemnification is or may be sought under this Agreement, including, without limitation, making available all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably requested by the other party.


                                   SECTION 11

           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARTIES TO CLOSE

         11.1. CONDITIONS PRECEDENT TO THE OBLIGATION OF PURCHASER. The obligation of Purchaser to consummate the Closing is subject to the fulfillment or waiver, on, or prior to the Closing Date, of each of the following conditions precedent:

                  (a) Seller shall have complied in all material respects with his agreements and covenants contained herein to be performed at or prior to the Closing, and the representations and warranties of Seller contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except that representations and warranties that were made as of a specified date shall continue on the Closing Date to have been true as of the specified date, and Purchaser shall have received a certificate from Seller, dated as of the Closing Date and signed by Seller, certifying as to the fulfillment of the conditions set forth in this Section 11.1(a) ("Seller's Bring-Down Certificate").

                  (b) No statute, rule or regulation, or order of any court or administrative agency shall be in effect which restrains or prohibits Purchaser from consummating the transactions contemplated hereby, and no action or proceeding shall be pending wherein an unfavorable ruling would affect any right to own the Stock.

                  (c) All applicable waiting periods under the H-S-R Act shall have expired or been terminated.

                  (d) The consents of the Warrant Holders and all consents and/or agreements identified on Schedule 5.2p and marked with an asterisk shall have been received.

                  (e) The FCC Application shall have been approved and the Grant II Spin-Off shall have occurred.

                  (f) Seller shall have delivered to Purchaser at the Closing each document required by Section 12.1 hereof.

                  (g) Since the date of this Agreement through the Closing Date, there shall not have been any Material Adverse Effect to the Business, operations, properties, assets, or condition of the Company or the Station, and no event shall have occurred or circumstance exist that would reasonably be expected to result in such a Material Adverse Effect.

                  (h) Purchaser shall have received from the Company a properly executed statement in the form set forth in Schedule 11.1(h), together with evidence that the Company has complied with the notice requirements of Section 1.897-2(h)2 of the Treasury regulations.

                  (i) Grant II shall be in compliance (and not in default or breach) with the material terms and conditions of the Grant II APA.

                  (j) Grant II shall have entered into the Time Brokerage Agreement substantially in the form attached hereto as Exhibit C.

                  (k) Seller shall have caused the Company to enter into an agreement (the "Purchase Order") with Acrodyne for the purchase of a digital television transmitter specified by Purchaser, and the Company or Purchaser (on Company's behalf) shall pay to Acrodyne a deposit on said transmitter of Seven Hundred Fifty Thousand Dollars ($750,000.00) (the "Purchase Order Amount") pursuant to Section 3.1(7).

         11.2. CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER. The obligation of Seller to consummate the Closing is subject to the fulfillment or waiver, on or prior to the Closing Date, of each of the following conditions precedent:

                  (a) Purchaser shall have complied in all material respects with its agreements and covenants contained herein to be performed at or prior to the Closing, and the representations and warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except that representations and warranties that were made as of a specified date shall continue on the Closing Date to have been true as of the specified date, and Seller shall have received a certificate of Purchaser, dated as of the Closing Date and signed by an officer of Purchaser, certifying as to the fulfillment of the condition set forth in this Section 11.2(a) ("Purchaser's Bring-Down Certificate").

                  (b) No statute, rule or regulation, or order of any court or administrative agency shall be in effect which restrains or prohibits Seller from consummating the transactions contemplated hereby.

                  (c) All applicable waiting periods under the H-S-R Act shall have expired or been terminated.

                  (d) The FCC Application shall have been approved without any condition or qualification that materially adversely effects the Seller or the transaction contemplated hereby and the Grant II Spin-Off shall have occurred.

                  (e) Purchaser shall have delivered the Purchase Price as provided in Sections 3.1(1) through 3.1(8) and each document required by Section
12.2 hereof.

                  (f) Purchaser, or an Affiliate thereof, shall have entered into the Time Brokerage Agreement substantially in the form attached as Exhibit C.

                  (g) Purchaser, or an Affiliate thereof, shall be in compliance (and not in default or breach) with the material terms and conditions of the Grant II APA.

                                   SECTION 12

                            DELIVERIES AT THE CLOSING

         12.1. DELIVERIES BY SELLER. At the Closing, Seller will deliver or cause to be delivered to Purchaser:

                  (a) Seller's Bring-Down Certificate;

                  (b) the legal opinion of Wilkinson Barker Knauer, LLP, counsel to Seller, in the form attached hereto as Exhibit D;

                  (c) stock certificates evidencing the Stock, together with stock powers, dated as of the Closing Date and executed by the respective Seller, transferring the Stock to Purchaser;

                  (d) the original corporate minute books, stock registry and seal of the Company (to the extent available);

                  (e) a certificate as to the existence and good standing of the Company issued by the Secretary of State of the State of Delaware dated shortly before the Closing Date;

                  (f) receipt for Purchase Price;

                  (g) resignations of each of the officers and directors of the Company, effective as of the Closing Date;

                  (h) the statement required by Section 11.1(h);

                  (i) a copy of any instrument evidencing any consents received, including, but not limited to, estoppel certificates (to the extent available) from the Company's landlord with respect to the Leased Real Property;

                  (j) the Indemnification Escrow Agreement, duly executed by Seller;

                  (k) the Time Brokerage Agreement substantially in the form attached hereto as Exhibit C duly executed by the managing member of Grant II and an officer of the Company;

                  (l) the Purchase Order, duly executed by the appropriate officers;

                  (m) the sublease substantially in the form attached as Exhibit E signed by the managing member of Grant II;

                  (n) the Stock Purchase Warrants attached hereto as Exhibit F marked cancelled;

                  (o) Warrant Redemption Agreement and the Phantom Stock Payout Agreements signed by the respective Warrant Holders and Phantom Stockholders substantially in the form attached hereto as Exhibit G;

                  (p)  such  other  documents  as  Purchaser  shall   reasonably
request; and

                  (q) the Consent and Agreement attached hereto as Exhibit H executed by the managing member of Grant II.

         12.2. DELIVERIES BY PURCHASER. Purchaser will deliver or cause to be delivered at the Closing to Seller or the Indemnification Escrow Agent, as the case may be:

                  (a) Purchaser's Bring-Down Certificate;

                  (b) a legal opinion of Thomas & Libowitz, P.A., counsel to Purchaser, substantially in the form attached as Exhibit I hereto;

                  (c) the Purchase Price as required pursuant to Sections 3.1(1) through 3.1(5) hereof;

                  (d) the Indemnification Escrow Agreement, duly executed by Purchaser;

                  (e) certificates as to the existence and good standing of the Purchaser issued by the Maryland Department of Assessments and Taxation of the State of Maryland and the Secretary of State of New York as to the Purchaser's qualification as a foreign corporation dated shortly before the Closing Date;

                  (f) the Time Brokerage Agreement substantially in the form attached hereto as Exhibit C duly executed by the Company;

                  (g) the sublease substantially in the form attached hereto as Exhibit E signed by the appropriate officers of the Company; and

                  (h) such other documents Seller shall reasonably request.


                                   SECTION 13

                                    EXPENSES

         13.1. EXPENSES. Seller shall pay his and the Company's fees, expenses, disbursements, and those of his counsel and the Company's counsel in connection with the subject matter of this Agreement, including the negotiations with respect hereto, and the preparation of any documents, and all other costs and expenses incurred by either Seller or the Company in the performance and compliance with all conditions and obligations to be performed by or pursuant to this Agreement or as contemplated hereby. Purchaser shall pay its own fees and expenses and disbursements and those of its counsel in connection with the subject matter of this Agreement (including the negotiations with respect hereto and the preparation of any documents), and all other costs and expenses incurred by it in the performance and compliance with all conditions and obligations to be performed by it pursuant to this Agreement or as contemplated hereby. The filing fees paid in connection with the H-S-R filing shall be split evenly between Seller and Purchaser.


                                   SECTION 14

                                   TERMINATION

         14.1     TERMINATION.  This Agreement may be terminated:

                  (a) at any time by mutual written consent of Purchaser and Seller;

                  (b) by either Purchaser or Seller, if the terminating party is not in default or breach in any material respect of its or their obligations under this Agreement, if the Closing hereunder has not taken place on or before six (6) calendar months from the date hereof, except where Closing has been postponed pursuant to the provisions of 9.9, in which case the applicable date shall be upon the expiration of the one hundred twenty (120) day period referred to in Section 9.9;

                  (c) by Seller, if Seller is not in default or breach in any material respect of his obligations under this Agreement, if all of the conditions in Section 11.2 have not been satisfied or waived by the date scheduled for the Closing (as such date may be postponed pursuant to Section 9.9);

                  (d) by Purchaser, if Purchaser is not in default or breach in any material respect of its obligations under this Agreement, if all of the conditions in Section 11.1 have not been satisfied or waived by the date scheduled for the Closing (as such date may be postponed pursuant to Section 9.9);

                  (e) by Purchaser or Seller, pursuant to Section 9.9;

                  (f) by Purchaser if the FCC makes a determination under 47 CFR
73.3555 promulgated under the Communications Act of 1934, as amended, that precludes a grant of the FCC Sinclair Application; provided, however, that Purchaser gives Seller notice of such termination by Purchaser within ten (10) days after public notice of such determination.

         14.2     PROCEDURE AND EFFECT OF TERMINATION.

                  (a) In the event of termination of this Agreement by either or both Purchaser and/or Seller pursuant to Sections 9.9 or 14.1 hereof, prompt written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto, but subject to and without limiting any other rights of the parties specified herein in the event a party is in default or breach in any material respect of its obligations under this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions relating to the transactions contemplated hereby as to which termination has occurred shall, to the extent practicable, be withdrawn from the agency or other Person to which such filing is made.

                  (b) If this  Agreement  is  terminated  pursuant  to  Sections
14.1(b),  14.1(d),  14.1(e), or 14(f), the payment made by Purchaser pursuant to
Section 3.1(1) shall be returned to Purchaser. If this Agreement is terminated pursuant to Section 14.1(d) and Seller shall be in breach in any material respect of its representations, warranties, covenants, agreements, or obligations set forth in this Agreement, which breach has not been cured by Seller within thirty (30) days after notice to Seller by Purchaser, then and in that event, in recognition of the unique character of the property to be sold hereunder, and the damages which Purchaser will suffer in the event of a termination of this Agreement caused by a breach by Seller, Purchaser shall have the right to pursue all remedies available hereunder at law or in equity, including, without limitation, the right to seek specific performance and/or monetary damages. Seller hereby waives any defense that Purchaser has an adequate remedy at law for such breach of this Agreement by Seller.

                  (c) If  this  Agreement  is  terminated  pursuant  to  Section
14.1(c) and Purchaser shall be in breach in any material respect of its representations, warranties, covenants, agreements, or obligations set forth in this Agreement, which breach has not been cured by Purchaser thirty (30) days after notice to Purchaser by Seller then and in that event, Seller shall have the right to retain the amount delivered by Purchaser pursuant to Section 3.1(1), plus interest earned thereon, as liquidated damages, and as the sole and exclusive remedy of Seller as a consequence of Purchaser's default (which aggregate amount the parties agree is a reasonable estimate of the damages that will be suffered by Seller as a result of the default by Purchaser and does not constitute a penalty), the parties hereby acknowledging the inconvenience and nonfeasability of otherwise obtaining an adequate remedy.

                  (d) If  this  Agreement  is  terminated  pursuant  to  Section
14.1(a), the payment made by Purchaser pursuant to Section 3.1(1) shall be returned to Purchaser.

                  (e) In the event of a default by either party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses, whether incurred in arbitration, at trial, or on appeal.

                                   SECTION 15

                                     NOTICES

         All notices, requests, consents, payments, demands, and other communications required or contemplated under this Agreement shall be in writing and (a) personally delivered or sent via telecopy (receipt confirmed and followed promptly by delivery of the original), or (b) sent by Federal Express or other nationally recognized overnight delivery service (for next Business Day delivery), shipping prepaid, as follows:

                  If to Purchaser to:

                  Mr. David Smith
                  President
                  Sinclair Communications, Inc.
                  10706 Beaver Dam Road
                  Cockeysville, MD 21030
                  Telephone:        (410) 568-1506
                  Fax:              (410) 568-1533

                  with a copy to (which shall not constitute notice):

                  Sinclair Communications, Inc.
                  10706 Beaver Dam Road
                  Cockeysville, MD 21030
                  Attention:  General Counsel
                  Telephone:        (410) 568-1524
                  Fax:              (410) 568-1537

                  with a copy to (which shall not constitute notice):

                  Thomas & Libowitz, P.A.
                  100 Light Street, Suite 1100
                  Baltimore, Maryland 21202
                  Attn:  Steven A. Thomas, Esquire
                  Telephone:        (410) 752-2468
                  Fax:              (410) 752-2046
                  with a copy to (which shall not constitute notice):

                  Shaw Pittman
                  2300 N Street, N.W.
                  Washington, D.C. 20037-1128
                  Attn:    Martin R. Leader, Esquire
                  Telephone:        (202) 663-8127
                  Fax:              (202) 663-8007

                  If to Seller to:

                  Milton Grant
                  c/o Grant Television Inc.
                  915 Middle River Drive, Suite 409
                  Ft. Lauderdale, Florida 33304
                  Telephone:        (954) 568-2000
                  Fax:              (954) 568-2105

                  If to the Company to:

                  Grant Television Inc.
                  915 Middle River Drive, Suite 409
                  Ft. Lauderdale, Florida 33304
                  Attn:  Milt Grant, Chief Executive Officer
                  Telephone:        (954) 568-2000
                  Fax:              (954) 568-2015

                  with a copy in the case of Seller or the Company to (which shall not constitute notice):

                  Wilkinson Barker Knauer, LLP
                  2300 N Street, N.W., Suite 700
                  Washington, D.C. 200037-1128
                  Attn:  Kenneth Satten, Esquire
                  Telephone:        (202) 383-3339
                  Fax:              (202) 783-5851
                  with a copy in the case of Seller or the Company to (which shall not constitute notice):

                  Ober, Kaler, Grimes & Shriver
                  1401 H Street, NW
                  Washington, D.C. 20005
                  Attn:  Steve Parker, Esquire
                  Telephone:        (202) 326-5014
                  Fax:              (202) 208-0640

or to such other Persons or addresses as any Person may request by notice given as aforesaid. Notices shall be deemed given and received at the time of personal delivery or completed telecopying, or, if sent by Federal Express or such other overnight delivery service one Business Day after such sending.


                                   SECTION 16

                                  MISCELLANEOUS

         16.1. HEADINGS. The headings contained in this Agreement (including, but not limited to, the titles of the Schedules and Exhibits hereto) have been inserted for the convenience of reference only, and neither such headings nor the placement of any term hereof under any particular heading shall in any way restrict or modify any of the terms or provisions hereof. Terms used in the singular shall be read in the plural, and vice versa, and terms used in the masculine gender shall be read in the feminine or neuter gender when the context so requires.

         16.2. SCHEDULES AND EXHIBITS. All Schedules, Annexes and Exhibits attached to this Agreement constitute an integral part of this Agreement as if fully rewritten herein. The inclusion of any fact or item on a Schedule referenced by a particular section of this Agreement shall, should the existence of the fact or item or its contents be relevant to any other Section, be deemed to be disclosed with respect to such other Section whether or not an explicit cross-reference appears in the Schedules, if such relevance is readily apparent from examination of such Schedules.

         16.3. EXECUTION IN COUNTERPARTS.  This Agreement may be executed in two
(2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         16.4.  ENTIRE  AGREEMENT.  This  Agreement,  the  Annexes,   Schedules,
Exhibits,   and  other  documents  to  be  delivered  hereunder  and  thereunder constitute the entire understanding and agreement between the parties hereto concerning the subject matter hereof. All negotiations and writings between the parties hereto are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto between the parties other than those incorporated herein or to be delivered hereunder.

         16.5. GOVERNING LAW. This Agreement is to be delivered in and shall be construed in accordance with and governed by the laws of the State of New York without giving effect to conflict of laws principles.

         16.6. MODIFICATION. This Agreement cannot be modified or amended except in writing signed by each of the Purchaser and Seller.

         16.7. SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights and obligations hereunder shall be assigned, delegated, sold, transferred, sublicensed, or otherwise disposed of by operation of law or otherwise, without the prior written consent of each of the other parties hereto; provided, however, that Purchaser may assign its rights and obligations hereunder to one or more subsidiaries so long as Purchaser is not relieved of its obligations hereunder. In the event of such permitted assignment or other transfer, all of the rights, obligations, liabilities, and other terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, the respective successors and assigns of the parties hereto, whether so expressed or not.

         16.8. WAIVER. Any waiver of any provision hereof (or in any related document or instrument) shall not be effective unless made expressly and in a writing executed in the name of the party sought to be charged. The failure of any party to insist, in any one or more instances, on performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant, or condition, but the obligations of the parties with respect hereto shall continue in full force and effect.

         16.9. SEVERABILITY. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding, and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties hereto to make it fully legal, valid, binding and enforceable, then such provisions shall be stricken from this Agreement, and the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain in full force and effect.

         16.10. ANNOUNCEMENTS. From the date of this Agreement, all public announcements relating to this Agreement or the transactions contemplated hereby will be made only as agreed upon jointly by the parties hereto, except that nothing herein shall prevent Seller or Purchaser or any Affiliate thereof from making any disclosure in connection with the transactions contemplated by this Agreement if (and to the extent) required by applicable law as a result of its, or its Affiliate's, being a public company, provided that prior notice of such disclosure is given to the other party hereto.

         16.11. SPECIFIC PERFORMANCE. Seller acknowledges that Purchaser will have no adequate remedy at law if Seller fails to perform his obligations to consummate the sale of Stock contemplated under this Agreement. In such event, Purchaser shall have the right, in addition to any other rights or remedies it may have, to specific performance of this Agreement.

         16.12 THIRD PARTY BENEFICIARIES. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         16.13 INTERPRETATION. The Purchaser and Seller acknowledge and agree that the preparation and drafting of this Agreement and the Exhibits, Annexes, and Schedules hereto are the result of the efforts of all parties to this Agreement, and every covenant, term, and provision of this Agreement shall be construed according to its fair meaning and shall not be construed against any particular party as the drafter of such covenant, term, and/or provision.

                           [SIGNATURE PAGE TO FOLLOW -
                         PAGE LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first written above.

PURCHASER:                                  SELLER:

SINCLAIR COMMUNICATIONS,
  INC.


By:      _____________________________      _________________________________
Title:   _____________________________      Milton Grant,
                                            Sole Stockholder of Grant
                                              Television, Inc.


                                            THE COMPANY:

                                            GRANT TELEVISION INC.


                                            By:    _____________________________
                                            Title: _____________________________

                                     ANNEX 1

                                   DEFINITIONS

         As used in the attached Stock Purchase Agreement, the following terms shall have the corresponding meaning set forth below:

         "Accounts Receivable" has the meaning set forth in Section 5.2t.

         "Acrodyne" has the meaning set forth in Section 3.1(7).

         Affiliate" of, or a Person "Affiliated" with, a specified Person, means a Person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

         "Agreement" has the meaning set forth in the preamble.

         "Balance Sheet Date" has the meaning set forth in Section 5.2i(viii).

         "Benefit Arrangement" means any benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits (other than merely as salary or under a Benefit Plan), as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, including, but not limited to, employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, sick leave, vacation pay, plant closing benefits, salary continuation for disability, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Code Section 125, and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

         "Benefit Plan" has the meaning given in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by that or another section, (ii) maintained outside the United States, or (iii) individually negotiated or applicable only to one person.

         "Business" means the business of owning and operating the Station.

         "Business Day" means any day on which banks in New York City are open for business.

         "CERCLA" has the meaning set forth in Section 5.2q of the Agreement.

         "Closing" has the meaning set forth in Section 4 of the Agreement.

         "Closing Date" has the meaning set forth in Section 4 of the Agreement.

         "Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time.

         "Company" has the meaning set forth in the recitals to the Agreement.

         "Company Benefit Arrangement" means any Benefit Arrangement the Company or any Related Employer sponsors or maintains or with respect to which the Company or any Related Employer has or may have any current or future liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former directors, officers, or employees of or service providers to the Company or any Related Employer.

         "Company's Knowledge" means the actual knowledge of Milton Grant, Bill Towe, Drew Pfeiffer, Gary Driespul, Bruce Wilde, John Gardener, and John Glemb.

         "Company's Lenders" means those Persons set forth on Annex 6.

         "Company Plan" means any Benefit Plan that the Company or any Related Employer maintains or has previously maintained or to which the Company or any Related Employer is obligated to make payments or has or may have any liability, in each case with respect to any present or former employees of the Company or any Related Employer.

         "Contracts" means all contracts and consulting agreements, leases, non-governmental licenses, and other agreements (other than Material Contracts), whether written or oral, to which the Company is a party or that are binding upon the Company and relate to or affect the Business or operations of the Station as of the date of this Agreement.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to lawfully and validly transfer the Stock to Purchaser, to maintain the validity and effectiveness (without any material default or violation of the terms thereof) of any Material Contract to be transferred to Purchaser, to consummate the Grant II Spin-Off, or otherwise to consummate the transactions contemplated by this Agreement.

         "Current Assets" means, as of the Closing Date, the excess of (a) current assets of the Company determined in accordance with GAAP, over, to the extent included in (a) above, (b) the sum of (w) amounts due the Company under trade agreements (x) prepaid financing costs related to the Company's debt agreements, (y) film contract rights, and (z) amounts due from Seller or any entity controlled by Seller.

         "Current Liabilities" means, as of the Closing Date, the excess of (a) the sum of (x) current liabilities of the Company determined in accordance with GAAP, plus (y) the dollar value of any earned but unused vacation of any employees of the Company (other than the Retained Employees) as of the Closing Date, over, to the extent included in (a) above, (b) the sum of (w) amounts owed by the Company under trade agreements, (x) accrued interest expense, (y) film contracts payable, and (z) tax liabilities of the Company arising from the consummation of the Grant II Spin-Off (including, without limitation, as the result of issuance of the Note (as defined in the Grant APA). Notwithstanding anything to the contrary contained herein, film contract payables shall not be a reduction in the determination of the Company's current liabilities to the extent the Company is not current in its film payment obligations.

         "Deposit Escrow Agreement" has the meaning set forth in Section 3.1 of the Agreement.

         "Environment" means any surface or subsurface physical medium or natural resource, including air, land, soil (surface or subsurface), surface waters, ground waters, wetlands, stream and river sediments, rock and biota.

         "Environmental Laws" means any federal, state, or local law, legislation, rule, regulation, ordinance or code of the United States or any subdivision thereof relating to the injury to, or the pollution or protection of the Environment.

         "Environmental Liability" means any loss, liability, damage, cost or expense arising under any Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

         "ERISA Affiliate" means any person or entity that, together with the entity referenced, would be or was at any time treated as a single employer under Code Section 414 or ERISA Section 4001 and any general partnership of which the entity is or has been a general partner.

         "Excluded Assets" has the meaning set forth in Section 2.5.

         "FCC" has the meaning set forth in the recitals to the Agreement.

         "FCC Application" means the application requesting the approval and consent of the FCC to the assignment of the FCC Licenses to Grant II.

         "FCC Licenses" has the meaning set forth in the recitals of the Agreement.

         "FCC Rules and Regulations" has the meaning set forth in Section 5.2g of the Agreement.

         "FCC Sinclair Application" shall mean the FCC Application filed by Grant II and New York Television, Inc. (or such other subsidiary or designee of Purchaser) pursuant to the Grant II APA.

         "Financial Statements" means the audited balance sheet, statement of operations and accumulated deficit, and statement of cash flow for the Company for the period ended December 31, 1998, the draft audited balance sheet, draft statement of operations and accumulated deficit and draft statement of cash flow for the Company for the period ended December 31, 1999, and unaudited balance sheet for period ending June 30, 2000.

         "GAAP" means generally accepted accounting principles, consistently applied.

         "Grant II" means that entity formed by Seller to which the FCC Licenses and certain other assets as required by the FCC shall be transferred pursuant to the FCC Applications.

         "Grant II APA" has the meaning set forth in the recitals.

         "Grant II Spin-Off" means the assignment by the Company to Grant II of the FCC Licenses and the License Assets (as defined in the Grant II APA) pursuant to the FCC Application in accordance with the distribution of the membership interests of Grant II and the Redemption and Contribution Agreement attached hereto as Exhibit J.

         "Hazardous Substances" means petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, urea formaldehyde, asbestos or any materials containing asbestos, and any materials or substances regulated or defined as or included in the definition of "hazardous substances, "hazardous materials," "hazardous constituents," "toxic substances," "pollutants," "contaminants" under any Environmental Laws.

         "H-S-R Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnification Escrow Agreement" has the meaning set forth in Section
3.1 of the Agreement.

         "Indemnification Escrow" has the meaning set forth in Section 3.1 of the Agreement.

         "Intellectual Property" means the trademarks, trademark registrations and applications therefor, service marks, service mark registrations and applications therefor, copyright registrations and applications therefor and trade names that are owned by the Company.

         "IRS" means the Internal Revenue Service.

         "Leased Real Property" means all real property and all buildings and other improvements thereon and appurtenant thereto leased or held by the Company and used in the Business or operations of the Station.

         "License Assets" has the meaning set forth in the recitals.

         "Losses" means any loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys' fees and expenses) determined in each case on an after-tax, after-insurance coverage basis in accordance with Section 10.3(b) hereof.

         "Material Adverse Effect" shall mean any circumstance, change in, or effect on the business or the Company that, individually or in the aggregate with any other circumstances, changes in, or effects on, the business or the Company, taken as a whole is, or could reasonably be expected to be, (a) materially adverse to the business, operations, prospects, or the condition
(financial or otherwise) of the Station taken as a whole, or (b) could materially adversely effect the ability of the Purchaser or the Company to operate or conduct the Business in the manner in which it is currently operated or conducted.

         "Material Contract" means all Contracts (including any amendments or modifications thereto), except: (a) agreements for the cash sale of advertising time with a term of less than six (6) months, and (b) agreements which require
(i) expenditures less than Ten Thousand Dollars ($10,000.00) individually in any calendar year, or (ii) expenditures less than Fifty Thousand Dollars ($50,000.00) in the aggregate.

         "Multiemployer Plan" means any Benefit Plan described in ERISA Section 3(37).

         "Net Financial Assets" means, as of the Closing Date, (a) Current Assets minus (b) Current Liabilities.

         "Owned Real Property" means all real property and all buildings and other improvements thereon and appurtenant thereto owned by the Company and used or useful in the Business or the operations of the Station.

         "Pension Plan" means any Benefit Plan subject to Code Section 412 or ERISA Section 302 or Title IV (including any Multiemployer Plan) or any comparable plan not covered by ERISA.

         "Permitted Encumbrances" means matters that do not prohibit the continued existence and/or continued use (as presently used) or maintenance of the buildings, structures or improvements presently located on the Leased Real Property. Notwithstanding the foregoing, any matter shown on Schedule 5.2d shall be considered a Permitted Encumberance.

         "Person" means a natural person, a governmental entity, agency or representative (at any level of government), a corporation, partnership, joint venture or other entity or association, as the context requires.

         "Phantom Shares" means those interests listed on Annex 3.

         "Phantom Stockholders" means those Persons listed on Annex 3.

         "Phase I Reports" has the meaning set forth in Section 5.2q(iii).

         "Purchase Price" has the meaning set forth in Section 3.1 of the Agreement.

         "Purchaser" has the meaning set forth in the preamble to the Agreement.

         "Purchaser's  Bring-Down  Certificate"  has the  meaning  set  forth in
Section 11.2 (a) of the Agreement.

         "Purchaser's Knowledge" means the actual knowledge, after due inquiry, of the officers of Purchaser.

         "Purchase Order" has the meaning set forth in Section 11.1(k).

         "Purchase Order Amount" has the meaning set forth in Section 11.1(k).

         "Qualified   Plan"  means  any  Benefit  Plan   intended  to  meet  the
requirements of Code Section 401(a), including any already terminated plan.

         "Real Property Interests" means all interest in Owned Real Property and Leased Real Property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way, and all buildings and other improvements thereon and appurtenant thereto owned or held by the Company that are used or useful in the Business or operations of the Station, together with any additions, substitutions, and replacements thereof and thereto between the date of this Agreement and the Closing Date.

         "Retained Employees" has the meaning set forth in Section 9.8(a).

         "Seller" has the meaning set forth in the preamble to the Agreement.

         "Seller's Bring-Down Certificate" has the meaning set forth in Section 11.1(a) of this Agreement.

         "Station" has the meaning set forth in the recitals to the Agreement.

         "Stock" has the meaning set forth in the recitals to the Agreement.

         "Stock Purchase Warrants" means those warrants attached to this Agreement as Exhibit F.

         "Tax" or "Taxes" means all taxes, including, but not limited to, income (whether net or gross), excise, property, sales, transfer, gains, gross receipts, occupation, privilege, payroll, wage, unemployment, workers' compensation, social security, occupation, use, value added, franchise, license, severance, stamp, premium, windfall profits, environmental (including taxes under Code Sec. 59A), capital stock, withholding, disability, registration, alternative or add-on minimum, estimated or other tax of any kind whatsoever (whether disputed or not) imposed by any Tax Authority, including any related charges, fees, interest, penalties, additions to tax or other assessments.

         "Tax Authority" means any federal, national, foreign, state, municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body or other authority exercising any taxing or tax regulatory authority.

         "Tax Liability" means any liability for a Tax.

         "Taxable Period" means any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any applicable statute, rule or regulation.


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         "Tax  Proceeding"  means  any  audit,   examination,   claim  or  other
administrative or judicial proceeding involving Taxes.

         "Tax Returns" means all returns, reports, forms, estimates, information returns and statements (including any related or supporting information) filed or to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any Taxes.

         "Time Brokerage Agreement" means that agreement attached hereto as Exhibit C.

         "Warrant Holders" means those Persons listed on Annex 4.

         "Working  Capital  Shortfall"  has the  meaning  set  forth in  Section
3.2(i).